Exhibit 99.1

Release Date: January 20, 2005

Scientific-Atlanta Announces Second Quarter Results

Atlanta, GA – January 20, 2005. Scientific-Atlanta, Inc. (NYSE:SFA) today reported fiscal year 2005 second quarter earnings of $58.7 million, or $0.38 per share, on sales of $441.7 million. Compared with last year’s second quarter, sales increased by $25.1 million, or six percent, and earnings increased by $7.6 million, or 15 percent.

During the second quarter, Scientific-Atlanta engaged in substantive discussions with Gemstar – TV Guide International, Inc. (Gemstar) regarding a possible settlement and cross-licensing agreement. No final agreement has been reached at this time. If circumstances were to change prior to submittal of the company’s Form 10-Q next month, Scientific-Atlanta may include as a result of the settlement an additional expense in its results of operations for the second fiscal quarter of 2005. At this time, the company can not assess the probability of a settlement.

Good Second Quarter Results

Second quarter bookings were $472.4 million, an increase of $11.9 million, or three percent, from the second quarter of last year, and an increase of $74.5 million, or 19 percent, from last quarter.

Subscriber product bookings were $356.3 million, an increase of three percent from the comparable period of last year and 17 percent from last quarter. Bookings of transmission products were $116.1 million, an increase of two percent from last year and 25 percent from last quarter.

Backlog at the end of the quarter was $473.1 million, an increase of 17 percent from the second quarter of last year and seven percent sequentially. The backlog contains orders for more than 1.2 million Explorer® digital set-tops.

Sales of $441.7 million increased by $25.1 million, or six percent, from the same period a year ago, but declined slightly compared with the preceding quarter. Sales of subscriber products increased 11 percent from last year’s second quarter to $327.6 million but decreased slightly sequentially. The year-to-year increase in sales of subscriber products was due to the mix shift toward higher-end digital set-top products and higher sales of cable modems, partially offset by lower set-top unit volumes and the reduction in set-top selling prices for all models. In the second quarter of fiscal year 2005, the company sold 911 thousand Explorer digital set-tops and 460 thousand WebSTAR™ cable modems. Sales of transmission products of $114.1 million were down five percent from both last year and last quarter.

Gross margin in the second quarter was 37.1 percent of sales, a decrease of 70 basis points from last year. This decline was related primarily to increased shipments of new set-top models that currently have gross margins lower than the company average and the impact of lower selling prices, partially offset by improvements in material and conversion costs. On a sequential basis, a favorable mix of transmission products contributed to a 50 basis point increase in gross margin.

Earnings in the second quarter were $58.7 million, or $0.38 per share. Compared with the same period of last year, earnings increased $7.6 million, or 15 percent. Earnings increased by $2.8 million, or five percent, compared with the first quarter of fiscal year 2005.

As a result of the projected utilization of tax loss carryforwards related to the company’s European operations, the effective tax rate for the quarter was 30 percent, down from 35 percent in the second quarter of last year and 34 percent last quarter.

First Half Results

For the first half of fiscal year 2005, bookings increased six percent from the comparable period of last year to $870.2 million, and sales increased 10 percent to $894.3 million. Backlog at the end of the first half was $473.1 million, an increase of 17 percent compared to the end of the first half of fiscal year 2004. Fiscal year 2005 first half net income of $114.6 million increased 22 percent compared to the first half of last year.

Strong Balance Sheet and Cash Flow

The company’s balance sheet remains very strong with cash and short-term investments of $1.316 billion at the end of the quarter. In the second quarter, cash provided by operating activities was $89.9 million, and the company repurchased approximately 1.8 million of its shares for $50.7 million.

On a sequential basis, accounts receivable declined by $19.6 million, but days sales outstanding increased to 49 days from 47 days in the preceding quarter due to lower sales. Compared with last quarter, inventory decreased by $19.4 million.

Other Highlights

Scientific-Atlanta sold 449 thousand digital video recorders (DVRs), an increase of 72 percent from last year and 13 percent sequentially. Of this total, 193 thousand were high-definition DVRs, a 29 percent increase from last quarter. In addition, the company sold 111 thousand high-definition set-tops without DVR capability. Total high-definition set-top sales of 304 thousand units were up almost 200 percent from last year and 26 percent sequentially.

The company’s Explorer 8300 Multi-Room™ DVR received the “Best Integrated Home Entertainment” award at the fourth annual Storage Visions Conference, held earlier this month in Las Vegas. In addition, Scientific-Atlanta announced that its Multi-Room product had been launched in Time Warner Cable’s Minneapolis division.

Scientific-Atlanta’s Explorer 8300™ system was the first set-top to pass CableLabs’ testing for the emerging DOCSIS Set-top Gateway (DSG) standard. This product can use existing DOCSIS infrastructure to communicate with the network. In the second quarter, Cablevision Systems announced the commercial launch of DVR service with the Explorer 8300 product.

In the second quarter, Scientific-Atlanta sold 460 thousand cable modems, a record for any quarter. Sales of voice modems represented approximately 25 percent of modem unit sales again this quarter. International modem sales were strong; more than 40 percent of modem shipments in the quarter were to customers outside the United States.

In the quarter, Scientific-Atlanta passed Japan Cable Labs Certification for its Explorer 8200J™ set-top. This process is similar to that used by CableLabs in the United States to certify DOCSIS high-speed cable modems. Two of Scientific-Atlanta’s Japanese customers have launched the Explorer 8200J set-top, and the company has made considerable progress with its largest customer in Japan, although Scientific-Atlanta has not received acceptance.

Today, the company announced that it has signed an agreement with Telewest Broadband for the deployment of Scientific-Atlanta’s new Explorer 8300DVB™ set-top, which will include three video tuners and support high-definition television. This new product will allow cable customers to record three programs simultaneously or record two programs while watching a third.

In the quarter, more than half of the company’s transmission product sales were to customers outside the United States. Transmission product sales are now distributed over a large number of customers worldwide, and in the quarter, no single customer accounted for more than 10 percent of transmission sales.

Summarizing the second quarter results, Jim McDonald, Chairman, President and CEO, concluded, “Overall, we had another good quarter, and halfway through our fiscal year, we believe that we are well positioned. We continue to benefit from a mix shift toward higher-end products as consumers increase their adoption rates of high-definition television and digital video recorders. In addition, international sales have reached the highest level in more than two years. We are comfortable with our strategy and believe that it can provide ample opportunity for the future.”

About Scientific-Atlanta

Scientific-Atlanta, Inc. (NYSE: SFA - http://www.scientificatlanta.com) is a leading supplier of digital content distribution systems, transmission networks for broadband access to the home, digital interactive set-tops and subscriber systems designed for video, high-speed Internet and voice over IP (VoIP) networks, and worldwide customer service and support.

“Forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, may be included in this news release. A variety of factors could cause Scientific-Atlanta’s actual results to differ from the anticipated results expressed in such forward-looking statements. Investors are referred to Scientific-Atlanta’s Cautionary Statements (Exhibit 99.1 to the company’s most recent Form 10-Q), which statements are incorporated into this news release by reference.

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For more information contact:

Tom Robey, Investor Relations	770-236-4608
770-236-4775 fax	tom.robey@sciatl.com

Scientific-Atlanta, the Scientific-Atlanta logo and Explorer are registered trademarks of Scientific-Atlanta, Inc. WebSTAR, Multi-Room, 8300, 8300DVB, and 8200J are trademarks of Scientific-Atlanta, Inc.

SCIENTIFIC-ATLANTA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(IN MILLIONS, EXCEPT PER SHARE DATA)

(UNAUDITED)

	Three Months Ended		Six Months Ended
	December 31, 2004	January 2, 2004	December 31, 2004	January 2, 2004
SALES	$441.7	$416.6	$894.3	$812.2

COST AND EXPENSES
Cost of sales	278.0	259.2	564.8	507.6
Sales and administrative	47.8	48.0	96.7	96.0
Research and development	37.9	36.0	76.2	71.3
Restructuring	—	0.6	—	1.3
Interest expense	0.2	0.2	0.3	0.4
Interest income	(6.7)	(4.1)	(12.5)	(8.0)
Other (income) expense, net	1.0	(2.2)	0.8	(1.3)

Total costs and expenses	358.2	337.7	726.3	667.3

EARNINGS BEFORE INCOME TAXES	83.5	78.9	168.0	144.9

PROVISION FOR (BENEFIT FROM) INCOME TAXES
Current	23.9	24.2	56.6	42.6
Deferred	0.9	3.6	(3.2)	8.5

NET EARNINGS	$58.7	$51.1	$114.6	$93.8

EARNINGS PER COMMON SHARE
Basic	$0.39	$0.34	$0.75	$0.62

Diluted	$0.38	$0.33	$0.74	$0.61

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	152.4	151.9	152.9	151.4

Diluted	154.5	154.5	155.0	154.2

DIVIDENDS PAID PER SHARE	$0.01	$0.01	$0.02	$0.02

BOOKINGS	$472.4	$460.5	$870.2	$822.0

SCIENTIFIC-ATLANTA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(IN MILLIONS, EXCEPT SHARE DATA)

(UNAUDITED)

	December 31, 2004	July 2, 2004
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$339.6	$442.2
Short-term investments	976.0	855.4
Receivables, less allowance for doubtful accounts of $2.5 at December 31 and $3.1 at July 2	228.7	219.2
Inventories	125.7	129.9
Income tax receivables	0.7	18.9
Deferred income taxes	24.6	23.7
Other current assets	17.0	18.4

TOTAL CURRENT ASSETS	1,712.3	1,707.7

PROPERTY, PLANT AND EQUIPMENT, at cost
Land and improvements	23.9	21.2
Buildings and improvements	116.1	83.7
Machinery and equipment	234.6	212.4

	374.6	317.3
Less - Accumulated depreciation and amortization	152.2	132.7

	222.4	184.6
GOODWILL	236.8	235.2

INTANGIBLE ASSETS	32.0	37.6

DEFERRED INCOME TAXES	38.2	30.8

OTHER ASSETS	79.9	73.7

TOTAL ASSETS	$2,321.6	$2,269.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$1.4	$1.3
Accounts payable	138.1	171.6
Accrued liabilities	84.6	101.1
Deferred revenue	15.1	18.1
Income taxes currently payable	13.7	13.6

TOTAL CURRENT LIABILITIES	252.9	305.7

LONG-TERM DEBT, LESS CURRENT MATURITIES	7.8	7.7

NON-CURRENT DEFERRED REVENUE	8.6	7.9

OTHER LIABILITIES	158.6	145.0

STOCKHOLDERS’ EQUITY
Preferred stock, authorized 50,000,000 shares; no shares issued	—	—
Common stock, $0.50 par value, authorized 350,000,000 shares; issued 164,992,376 shares at December 31 and July 2	82.5	82.5
Additional paid-in capital	563.3	561.6
Retained earnings	1,410.3	1,300.7
Accumulated other comprehensive income, net of taxes of $29.2 at December 31 and $19.5 at July 2	58.3	39.5

	2,114.4	1,984.3
Less - Treasury stock, at cost (12,997,424 shares at December 31 and 11,614,954 shares at July 2)	220.7	181.0

	1,893.7	1,803.3

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,321.6	$2,269.6